Exhibit 23.2

Consent of Mitchell & Titus, LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the

•	Lockheed Martin Corporation Salaried Savings Plan,

•	Lockheed Martin Corporation Performance Sharing Plan for Bargained Employees,

•	Lockheed Martin Corporation Hourly Employee Savings Plan Plus,

•	Lockheed Martin Corporation Operations Support Savings Plan,

•	Lockheed Martin Corporation Retirement Savings Plan for Salaried Employees, and

•	Sandia Corporation Savings and Income Plan,

(collectively, the “Plans”) of our reports dated June 22, 2012, with respect to the financial statements and schedules of the Plans included in the Plans’ Annual Report (Form 11-K), for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Mitchell & Titus, LLP

April 24, 2013

Washington, DC